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                                                                    EXHIBIT 12.1


                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                  STATEMENTS OF RATIOS (DOLLARS IN THOUSANDS)

==================================================================================================================================
                                         FOR THE NINE
                                         MONTHS ENDED                          FOR THE YEARS ENDED DECEMBER 31,
                                       SEPTEMBER 30, 2001     2000            1999           1998           1997          1996
----------------------------------------------------------------------------------------------------------------------------------
Interest factor of rent expense(1)          $     1,746    $     2,467    $     1,955    $     1,493    $     1,263    $       844
Interest expense                                  6,631         20,347         12,964          6,021          6,004          4,993
Capitalized interest                                 --             78            110             --             --             --
                                            -----------    -----------    -----------    -----------    -----------    -----------
        Total fixed charges                       8,377    $    22,892    $    15,029    $     7,514    $     7,267    $     5,837
                                            ===========    ===========    ===========    ===========    ===========    ===========
Earnings before accounting change           $     6,360    $    57,481    $    26,572    $    73,110    $    50,083    $    38,603
Interest factor of rent expense(1)                1,746          2,467          1,955          1,493          1,263            844
Interest expense                                  6,631         20,347         12,964          6,021          6,004          4,993
Income taxes                                     16,145         37,202         12,271         35,208         23,305          9,885
                                            -----------    -----------    -----------    -----------    -----------    -----------
        Earnings per calculation            $    30,882    $   117,497    $    53,762    $   115,832    $    80,655    $    54,325
                                            ===========    ===========    ===========    ===========    ===========    ===========
Ratio of earnings to fixed charges(1)              3.69           5.13           3.58          15.42          11.10           9.31
                                            ===========    ===========    ===========    ===========    ===========    ===========

(1)      Estimated to be 33.3% of total rent expense.

(2)      Earnings per calculation divided by total fixed charges.

On January 19, 2001 we acquired all of the outstanding shares of Schanen Consulting Corporation and its operating subsidiary, Schanen Consulting Group, L.L.C. (collectively "Schanen") in a business combination recorded using the pooling-of-interests method of accounting. Accordingly, our historical financial information has been restated to include the accounts and operations of Schanen for all periods presented.